Exhibit 12.2

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

December 22, 2017

Delmar Bancorp

2245 Northwood Drive

Salisbury, MD 21801

Re:  Merger pursuant to Agreement of Merger, dated as of July 20, 2017  (the “Agreement”), by and among Delmar Bancorp, a Maryland corporation (“Delmar”), the Bank of Delmarva, a Delaware chartered commercial bank and the wholly-owned subsidiary of Delmar (“Bank”), and Liberty Bell Bank, a New Jersey chartered commercial bank (“Liberty”)

Ladies and Gentlemen:

You have requested our opinion concerning regarding certain United States federal income tax consequences of the transactions set forth in the Agreement pursuant to which Liberty will merge with and into Bank (the “Merger”).  This opinion is to be delivered in accordance with section 7.2(c)(i) of the Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and the exhibits and schedules attached thereto.  Unless otherwise indicated, all “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering our opinion, we have reviewed and relied upon, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):  (i) a copy of the executed Agreement, dated as of July 20, 2017; (ii) the Registration Statement on Form 1-A filed by Bank with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”); (iii) certain representations concerning the Merger made to us by Liberty and Bank, on behalf of Delmar, in letters dated December 22, 2017, (the “Representation Letters”); (iv) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (v) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

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For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, and based upon the statements in the Representation Letters for Liberty and Bank, it is our opinion that for federal income tax purposes the Merger will be treated as a reorganization under Section 368(a) of the Code.

This opinion is limited to the issues set forth above and does not address any other tax issues, including any other federal, state, local or foreign tax issues of any kind.

This opinion is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes or that such changes may not adversely affect the conclusion expressed in this opinion.  We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws.  If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.  In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of the Bank.  No other person or party shall be entitled to rely on this opinion.

Our opinion is conditioned upon the performance by Liberty and Delmar, on behalf of Bank, of their undertakings in the Agreement and the Representation Letters. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided in connection with the filing of the Registration Statement and is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ PEPPER HAMILTON LLP
PEPPER HAMILTON LLP